Exhibit 11

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                         Six Months Ended                   Three Months Ended
                                                             March 31,                           March 31,
                                                  --------------------------------    --------------------------------
Net income per share was computed as follows:         1996              1995              1996               1995
                                                  --------------    --------------    --------------     -------------

Primary:
    Net income                                  $     5,268,197   $     2,533,760   $     3,093,998    $    1,602,197
                                                  ==============    ==============    ==============     =============

1) Weighted average shares outstanding                6,112,079         6,369,903         6,113,568         6,349,441
2) Incremental shares under stock options
      computed under the treasury stock method
      using the average market price of
      issuer's stock during the periods                  30,667            73,296            34,338            80,008
                                                  --------------    --------------    --------------     -------------
3) Weighted average shares and common
      equivalent shares outstanding                   6,142,746         6,443,199         6,147,906         6,429,449
                                                  ==============    ==============    ==============     =============
4) Weighted average shares outstanding
      which were used for calculation         (A)     6,112,079 (A)     6,369,903 (A)     6,113,568  (A)    6,349,441
                                                  ==============    ==============    ==============     =============

    Net income per share                        $          0.86   $          0.40   $          0.51   $          0.25
                                                  ==============    ==============    ==============     =============

Fully Diluted:
1) Unadjusted income                            $     5,268,197   $     2,533,760   $     3,093,998    $    1,602,197

2) Interest on convertible subordinated                 480,089           492,285           240,045           246,148
                                                  --------------    --------------    --------------     -------------

    Adjusted net income                         $     5,748,286   $     3,026,045   $     3,334,043    $    1,848,345
                                                  ==============    ==============    ==============     =============

3) Weighted average shares outstanding                6,112,079         6,369,903         6,113,568         6,349,441

4) Incremental shares under stock options
      computed under the treasury stock method
      using the higher of the average or ending
      market price of issuer's stock at the end
      of the periods                                     34,544            95,537            34,544            95,537
5) Incremental shares relating to
      convertible subordinated debentures             1,183,042         1,183,042         1,183,042         1,183,042
                                                  --------------    --------------    --------------     -------------
6) Weighted average shares and common
      equivalent shares outstanding                   7,329,665         7,648,482         7,331,154         7,628,020
                                                  ==============    ==============    ==============     =============

    Net income per share                        $          0.78   $          0.40   $          0.45     $        0.24
                                                  ==============    ==============    ==============     =============


(A) Dilutive effect of common equivalent shares not included since dilution is less than 3%.